Exhibit 99(a)-4

        THE ALPINE GROUP, INC.
Offer to Exchange
up to $10,000,000 aggregate principal amount of its
6% Junior Subordinated Notes
for Shares of its Common Stock

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 22, 2003, UNLESS EXTENDED.

June 23, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        The Alpine Group, Inc., a Delaware corporation (the "Company"), is offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular dated June 23, 2003 (the "Offering Circular") and the enclosed Letter of Transmittal relating to an exchange offer as described therein (which together constitute the "Exchange Offer"), to exchange up to $10,000,000 aggregate principal amount of its 6% Junior Subordinated Notes (the "Notes") for shares of its common stock, par value $0.10 per share ("Common Stock"), on the basis of $50.00 principal amount of Notes for every 40 shares of Common Stock. In no event will the maximum number of shares of Common Stock accepted pursuant to the Exchange Offer exceed 8,100,000, taking into account the payment of cash for fractions of Notes. The Exchange Offer will terminate at 5:00 p.m., New York City time, on July 22, 2003, unless extended by the Company (the "Expiration Time").

        We are asking you to contact your clients for whom you hold Common Stock registered in your name or in the name of your nominee. The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Common Stock pursuant to the Exchange Offer. However, you will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        The Company will pay or cause to be paid all transfer taxes, if any, applicable to the transfer of Common Stock to it or its order, except as otherwise provided in Instruction 9 of the Letter of Transmittal.

        For your information and for forwarding to your clients for whom you hold Common Stock registered in your name or in the name of your nominee or who hold Common Stock registered in their own names, we are enclosing the following documents:

  1.
  The Offering Circular;

  2.
  A Letter of Transmittal (to be used to accept the Exchange Offer);

  3.
  A printed form of letter that may be sent to your clients for whom you hold Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer;

  4.
  A Notice of Guaranteed Delivery;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6.
  A return envelope addressed to the Exchange Agent.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS SOON AS POSSIBLE. The Exchange Offer will expire at 5:00 p.m., New York City time, on July 22, 2003, unless extended.

        To participate in the Exchange Offer, a stockholder must tender all of his shares of Common Stock. A stockholder wishing to tender Common Stock pursuant to the Exchange Offer should (i) complete and execute the Letter of Transmittal (or manually signed facsimile thereof), and have the signature thereon guaranteed if required by the instructions thereto, and deliver such Letter of Transmittal, together with certificates representing the shares of Common Stock ("Common Stock Certificates") to be tendered and any other required documents, to the Exchange Agent prior to the Expiration Time or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. See the Offering Circular under "The Exchange Offer—How to Tender."

        Stockholders who wish to tender their Common Stock pursuant to the Exchange Offer and (i) whose Common Stock Certificates are not immediately available or (ii) who cannot deliver their Common Stock Certificates and Letter of Transmittal to the Exchange Agent prior to the Expiration Time, must tender their Common Stock according to the guaranteed delivery procedures set forth in the Offering Circular under "The Exchange Offer—How to Tender."

        Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the above documents should be addressed to the Company at (201) 549-4400.

                      Very truly yours,

                      THE ALPINE GROUP, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY WITH RESPECT TO THE EXCHANGE OFFER NOT MADE IN THE OFFERING CIRCULAR OR THE LETTER OF TRANSMITTAL.